Exhibit 10.34

GOVERNMENT OF PUERTO RICO
PUERTO RICO ELECTRIC POWER AUTHORITY

AMENDMENT NO. 5 TO EMERGENCY MASTER SERVICE AGREEMENT FOR PREPA’S ELECTRICAL GRID REPAIRS - HURRICANE MARIA

APPEAR

AS FIRST PARTY: The Puerto Rico Electric Power Authority (PREPA), a public corporation and government instrumentality of the Commonwealth of Puerto Rico, created by Act 83 of May 2, 1941, as amended (“Act 83”), represented in this act by its Executive Director, Justo Luis Gonzalez Torres, of legal age, married, engineer and resident of Juana Díaz, Puerto Rico.

AS SECOND PARTY: Cobra Acquisitions LLC (Contractor), a limited liability company organized and existing under the laws of the State of Delaware with a place of business at 14201 Caliber Drive, Suite 300, Oklahoma City, Oklahoma 73134, herein represented by Arty Straehla, of legal age, married, and a resident of Oklahoma City, Oklahoma.

WHEREAS: PREPA is authorized to enter into this agreement by virtue of Section 6(f) of Act 83.

WHEREAS: On October 19, 2017, PREPA and the Contractor entered into an Emergency Master Service Agreement for PREPA’s Electrical Grid Repairs - Hurricane Maria (the “Original Contract).

WHEREAS: PREPA and the Contractor executed an Amendment No. 1 to the Original Contract dated November 1, 2017, an Amendment No. 2 to the Original Contract dated as of December 8, 2017, an Amendment No. 3 to the Original Contract dated December 21, 2017, an Amendment No. 4 to the Original Contract dated as of January 28, 2018 (the Original Contract, as so amended, the “Contract”).

WHEREAS: The United States Army Corps of Engineers (USACE) has been the primary procurement authority for materials necessary for the restoration of power in Puerto Rico, whose procurement channels have faced increasing supply chain pressures and whose procurements must comply with various U.S. laws and regulations such as the Buy American Act (41 U.S.C. §§ 8301-8305).

WHEREAS: Various materials required for the restoration of power are only readily available from foreign suppliers under contract with PREPA and who meet PREPA’s specifications.

WHEREAS: Stateside response efforts and storm restoration requirements in places such as Houston, TX and the State of Florida following Hurricanes Harvey and Irma depleted materials from suppliers available to the USACE, and for these or other supply chain constraints, have limited the availability of materials through the USACE to
Puerto Rico.

WHEREAS: Contractor may have suppliers that can provide necessary materials at a lower cost, or in a more expedient manner at a still reasonable cost, so as to not further delay the restoration of desperately needed power to the people of Puerto Rico.

WHEREAS: Hundreds of thousands of people in Puerto Rico are still without electricity, likely requiring still months of restoration efforts, especially in the hardest-to-service parts of the island.

WHEREAS: The valuable aid provided by the USACE may not last an indefinite amount of time, and likely not until power is fully restored to pre-Hurricane María levels.

WHEREAS: PREPA must be prepared and able to scale and maintain the necessary level of effort to continue work at current levels should the USACE mission assignment end, and along with it, its 1,000-plus contractors funding.

Amendment No. 5 to Emergency Master Service Agreement for PREPA’S Electrical Grid Repairs - Hurricane María

WHEREAS: PREPA requires a contract vehicle that provides relief of the restoration effort’s material procurement constraints and allows PREPA the flexibility to quickly scale its own restoration efforts should the need present.

WHEREAS: PREPA and the Contractor agree that a further amendment to the Contract is necessary.

WITNESSETH

In consideration of the mutual covenants hereinafter stated, the Parties agree as follows:

TERMS AND CONDITIONS

1.
PREPA and the Contractor agree that Article 3 of the Original Contract is hereby amended by striking the dollar amount of “$445,429,800 (Contract Amount)” appearing on the seventh (7th) line of such article and replacing it with the following dollar amount: “$945,429,800 (Contract Amount)”.

2.	PREPA and the Contractor agree that the first paragraph of Article 14 of the Contract is hereby amended by striking the first paragraph thereof and replacing it with the following:

“1)
Notwithstanding anything to the contrary in this Contract regarding its term, PREPA may, at any moment, terminate, cancel or accelerate its expiration, after giving the Contractor not less than thirty (30) days prior written notice, for any or no reason, when in PREPA’s judgment such action responds to its best interest. PREPA may terminate this Agreement immediately at any time in cases of gross negligence by the Contractor upon written notice to Contractor specifying such gross negligence.”

3.
Materials. The Parties agree that the Contractor may purchase and provide PREPA with materials needed for the restoration work of the electrical system (the “Materials”), subject to the following terms and conditions:

(a)
Prior to placing the order for any Materials, the Contractor shall provide to PREPA a schedule of the costs of such Materials on a pass-through basis and the cost for transportation, for final review and approval by PREPA. No purchases shall be made by Contractor on behalf of PREPA except with prior written authorization from PREPA;

(b)	All Materials will comply with specifications provided by PREPA.

(c)	All Material procurements by Contractor must comply with Federal regulations under the Code of Federal Regulations Title 2 Sections 200.317 to 200.321, 200.326, 200.333 and Appendix II.

(d)
Contractor will complete all purchases in accordance with all Puerto Rico laws, rules and regulations, including but not limited to Act 83, Regulation 8518 issued by PREPA, known as the Bid Regulation (Reglamento de Subastas), the Procedure for Purchases by Request for Quotes or Offers Exempt from Formal Bid Process (the “Procedures for Exempt Purchases”), and Chapter 500 of PREPA’s Administrative Manual (Purchases), as applicable. As provided Act 83 and the Bid Regulation, a bid process will not be required when, due to an emergency situation, immediate delivery of certain materials is required. In such cases, purchases shall be made by Contractor in accordance with the provisions of the Procedures for Exempt Purchases. PREPA will provide written notice to the Contractor when Procedures for Exempt Purchases is authorized.

(e)	PREPA will reimburse the Contractor for (i) the actual cost of the Materials on a pass-through basis and (ii) transportation costs.

(f)	Any profit of Contractor on transportation of materials must not be calculated on a “cost plus a percentage of cost” basis.

(g)
The Contractor will deliver the Materials to PREPA’s General Warehouse in Palo Seco or any other location identified by PREPA in writing at the time the order for the Materials is placed. All risk of loss of the Materials

Amendment No. 5 to Emergency Master Service Agreement for PREPA’S Electrical Grid Repairs - Hurricane María

will transfer to PREPA upon delivery to the location identified by PREPA. Title shall pass to PREPA upon payment in full of all amounts due in connection with the Materials.

(h)
The Contractor shall use its reasonable efforts to obtain the lowest prices available, while considering manufacturers capacity and/or supplier ability to meet the demand of the work schedules which may require procurement from different manufacturers and suppliers.

(i)
For any Materials procured under Emergency Procedures, PREPA will certify that each material procurement was necessary due to emergency or exigent circumstances and complies with PREPA’s policies and regulations for emergency procurement.

(j)
It is the responsibility of the Contractor to maintain records sufficient to detail the history of procurement. These records will include, but are not necessarily limited to the following: (i) rationale for the method of procurement, (ii) rationale for the election of contract type, (iii) criteria for contractor selection or rejection, (iv) basis for the contract price, (v) documentation of reasonableness of the costs based on multiple quotations and/or pricing solicitations whenever possible to support the costs claimed, (vi) evidence provided by PREPA of emergency situations and immediate need for materials to support that such purchase is exempt from a formal bid process, as required under Act 83, (vii) other evidence of compliance with the applicable purchasing procedures and (viii) any other documentation required by federal or state law. Upon request by PREPA, Contractor shall deliver to PREPA a file containing all documentation described herein.

(k)
For any Materials to be procured by the Contractor, PREPA shall review the procurement and will provide certification regarding procurement compliance with Section 15(b) (2) of Act No. 83 of May 2, 1941, as amended, PREPA’s internal policies, and all required statutory and contractual provisions.

4.
The Contractor shall submit invoices for Materials separately from invoices for other work performed under the Contract. All invoices will be delivered in compliance with the provisions of Section 3 of the Contract, as amended.

5.
By signing below, the Contractor certifies that no other Federal, State or local agencies, non-insurance agency or any other entity has paid or will pay Contractor for Material costs paid to Contractor by PREPA.

6.	The Parties agree that the third paragraph of Article 3, Consideration, of the Original Contract is hereby stricken and replaced with the following four paragraphs:

“PREPA will review each invoice and if it is in compliance with the requirements set forth in the Contract, PREPA will issue a preliminary recommendation approving the invoice within seven (7) calendar days from when it is received. If PREPA recommends preliminary approval, PREPA will pay an amount equal to 80% of such invoice amount within three (3) calendar days of the approval. If PREPA makes a preliminary recommendation of disapproval, PREPA will return the invoice to the Contractor within three (3) calendar days with a written explanation for such disapproval. Contractor shall have the right to resubmit for payment any invoices that do not receive a preliminary recommendation of approval, and such invoices will be processed in accordance with this paragraph.

PREPA will process for payment the remaining 20% of each invoice once the work associated with that specific invoice has been completed by Contractor and accepted by PREPA. PREPA will make commercially reasonable efforts to issue such acceptance of work within 15 calendar days from when such invoice is received. In any event, PREPA will either accept and make payment to Contractor or reject such invoice within 30 calendar days from when it is received. If PREPA rejects such invoice, PREPA will return the invoice to the Contractor within three (3) calendar days with a written explanation for such rejection. Contractor shall have the right to resubmit for payment any rejected invoice, and such invoices will be processed in accordance with this paragraph. A finance charge of 1% per month shall be due on payments received after the date due pursuant to the schedule described above.

Amendment No. 5 to Emergency Master Service Agreement for PREPA’S Electrical Grid Repairs - Hurricane María

The Contractor further warrants that work for which Contractor has received payments in full from PREPA shall be free and clear of liens, claims, security interests or encumbrances in favor of the Contractor and its Subcontractors or other persons or entities making a claim by reason of having provided labor, materials and equipment relating to the work.

Payment for Materials and their Transportation

The Contractor shall submit the invoices of the Materials and their transportation costs on or before delivery of, and PREPA’s receipt of, the Materials to the location designated by PREPA at the time the order is placed. The Contractor must submit with each invoice the evidence of payment (or terms of payment indicating an obligation to pay) for the Materials and their transportation. PREPA will review each invoice and if it is in compliance with the schedule of Materials and their transportation as approved by PREPA, PREPA shall pay such invoice within ten (10) calendar days from the date of delivery of the Materials and the receipt of such by PREPA.

7.
PREPA hereby acknowledges and accepts that the Contractor has delivered to PREPA the certifications required under Executive Orders OE-1991-24 and OE-1992-52 as well as a copy of Contractor’s Certificate of Formation.

8.
PREPA hereby certifies that no public officer or employee of PREPA who has the power to approve or authorize contracts has evaluated, considered, approved or authorized any contract between PREPA and Contractor in which he/she or any member of his/her family unit has or has had direct or indirect economic interest during the last four (4) years prior to his/her holding office.

9.
The definition of “Contract” contained in Article 2, paragraph 3) of the Original Contract is hereby amended by deleting therefrom the following text inadvertently appearing on lines two and three thereof: “, which constitute an amendment and supersedes to that contract entered into by the parties on September 26, 2017,”

10.	PREPA shall not approve the purchase of any Materials under this Amendment until this Amendment is properly registered in the Office of the Controller of the Government of Puerto Rico.

11. The Contractor will neither increase nor decrease its total staffing resources more than 10% from the level agreed to in Exhibit 1-B Contractor’s Rate Schedule of 882 personnel without the written consent of PREPA.

12.
Employees not to Benefit: The Parties hereby declare that, to the best of their knowledge, no public officer or employee of the Commonwealth of Puerto Rico, its agencies, instrumentalities, public corporations or municipalities or employee of the Legislative or Judicial branches of the Government has any direct or indirect interest in the present Agreement. The Contractor certifies that neither it nor any of its partners, directors, executives, officers, and employees receives salary or any kind of compensation for the delivery of regular services by appointment in any agency, instrumentality, public corporation, or municipality of the Commonwealth of Puerto Rico.

13.
PREPA hereby certifies that this Amendment has been approved by the delegate of the Governor of Puerto Rico, as required under Act 3-2017 and Office of the Chief of Staff Memorandum No. 2017-001; Office of Management and Budget Circular Letter 141-17.

14.	Except as set forth herein, the Contract remains in full force and effect in accordance with its terms.

Amendment No. 5 to Emergency Master Service Agreement for PREPA’S Electrical Grid Repairs - Hurricane María

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment on and effective as of this 27th day of February, 2018.
Puerto Rico Electric Power Authority            Cobra Acquisitions LLC

_/s/_Justo L. Gonzalez Torres                /s/ Arty Straehla____________
Justo L. Gonzalez Torres                Arty Straehla
Executive Director                    Chief Executive Officer
Employer Social Security XX-XXXXXXX            Employer ID Number XX-XXXXXXX

/s/ Keith Ellison_____________

Keith Ellison
President, Cobra Acquisitions LLC